WISeKey Announces H1 2022 Results; Reports Total Revenue of $12.6 Million, an Increase of Over 27% from H1 2021 and Net Income Attributable to WISeKey of $2.4 Million

Revenue Increase was Mainly due to Higher Demand on Semiconductors / IoT; WISeKey’s H1 2022 Semiconductor Revenue Increased 48% to $10.7 Million from $7.2 Million in H1 2021

Reports Record Backlog of $39 Million for IoT Semiconductors Products Stretching into 2023 and Pipeline of Opportunities Totals $75 million

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ZUG, Switzerland – September 15, 2022: Ad-Hoc announcements pursuant to Art. 53 of SIX Listing Rules – WISeKey International Holding Ltd (NASDAQ: WKEY / SIX: WIHN) (“WISeKey” or the “Company”), a leading Swiss cybersecurity and IoT company announced today its auditor-reviewed financial results for the six-month period ended June 30, 2022 (“H1 2022”).

Carlos Moreira, WISeKey’s Founder and CEO, noted, “IoT, Semiconductors and NFT are entering a new cycle of growth driven by in-car electronics, smart routers, AI-IoT devices, cloud processing, automation, IoT Satellites, 5G and connectivity features that make the world safer, connected and contribute to sustainability. WISeKey’s business strategy continues to focus on developing cybersecurity IoT solutions and NFTs that enable our customers’ success and drive long-term growth despite the slowdown in delivery of components. To meet these strategic objectives and its goal of refocusing on the core business on Cybersecurity and IoT, in H1 2022 WISeKey completed the divestiture of arago GmbH (“arago”) which came as a result of arago’s margins and total performance being below expectations, despite significant investment by WISeKey to streamline the business. Regardless, following the divestiture, WISeKey will maintain a partnership with arago to consider potential added value brought on by AI capabilities.”

WISeKey’s strong financial position of $23 million cash at the end of H1 2022 allows the Company to support investments in new products, IP, and faster growing IoT/cybersecurity markets. Since the beginning of 2022, WISeKey has made significant investments in R&D and new microchips design, in order to maintain its leading-edge technology position and the competitive advantage of product offerings. Specifically, WISeKey is working on the following projects:

-	Commercialization of the WISeSat PocketQube Satellite with 13 satellites now in orbit launched with Space X. WISeKey is offering this IoT satellite technology to its IoT clients in a SaaS model allowing both remote and redundant urban IoT communications for companies seeking to securely connect their assets. WISeKey Trust and Security solutions offer unique integration into an end-to-end platform that communicates in real-time with the WISeSat Satellite by ensuring the authenticity, confidentiality, and integrity of the devices and objects.

-	Development of a new range of Quantum Trust Services, that will take advantage of the latest developments in post-quantum encryption (PQE) to be applied in real-world applications of digital signatures and encryption using PKI and digital certificates, such as secure communication channels (TLS), enhanced Key Exchanges and email security (S/MIME). These services are currently based on standards that can be improved to be resilient to quantum attacks and offer backwards compatibility with existing counterparts. WISeKey’s implementation of PQE is made around the concept of “hybrid signatures” which combine in a single X.509 certificate, a conventional signature with a second signature using a PQE algorithm. This approach ensures backwards compatibility and opens a new horizon of cybersecurity services.

-	Launching of “Root of Trust” based in PQE algorithms promoted currently by the NIST as valid candidates, which will be the foundation of a new portfolio of Trust Services and secure several IoT projects on which WISeKey is already working.

-	Development of post-quantum resistant algorithms through its strategic R&D partnership with MINES Saint-Etienne Research Institute. WISeKey’s R&D group has been working with several NIST’s candidates for the MS600X Common Criteria products, such as Crystals-Kyber and Crystals-Dilithium, aiming to develop a complete post-quantum cryptography toolbox to be combined with new PKI-related Trust Services delivered by WISeKey. These post-quantum cryptography initiatives will play a key role in controlling vulnerability and other risks related to quantum computers technologies which when used by hackers can give them the ability to crack cryptography algorithms, corrupt cybersecurity and compromise the global economy, by undermining the security foundations of the current financial and governmental services. These initiatives have received tremendous support from many government entities around the world through the sponsoring of public/private R&D projects. In particular, WISeKey is active in key initiatives promoted by the French Agency for Cybersecurity (ANSSI), and by the National Cybersecurity Center of Excellence of the US NIST. The WISeKey contributions to the projects will be Trust Services for credentials and secure semiconductors to keep the credentials secure. Specifically, WISeKey will offer INeS Certificate Management Service (CMS) for issuing credentials and VaultIC secure semiconductors to provide tamperproof key storage and cryptographic acceleration.

-	Use of WISeID as a Universal Communications Identifier (UCID), a unique identifier for an IoT device on a network; the blockchain, a distributed ledger shared with the nodes of a computer network to guarantee security; and Non-Fungible Tokens (NFTs), cryptographic assets on a blockchain that cannot be replicated. The combined practical application of these technologies — implementing UCID on the device, using NFTs, and putting them on the blockchain — ensures that the device itself is authenticated on a network that cannot be corrupted. This is a giant leap forward, and it is happening now, in the United States government.

-	Full deployment of the WISe.ART platform. WISe.ART’s unique competitive edge comes from its platform which is secured by WISeKey’s various security technologies enabling the authentication of digital identity based NFTs, physical objects as well as digital assets, in a safe end-to-end process. The WISe.ART platform offers users full control of their WISeID NFT, while other NFTs must request access to identity information, and WISeID NFTs users then can decide by themselves what level of information they wish to share.The NFT tokenization uses the WISeKey registered patent application “System and Method for Providing Persistent Authenticatable NFT” in the USA. With this method, NFTs have increased in value and will hold their value for a long-term. For more information visit: https://www.wisekey.com/press/wisekey-files-patent-application-for-persistent-and-authenticatable-nfts/. Almost 130 artists have already joined the WISe.ART NFT Marketplace with approximately 500 unique NFT products, adding a commercial NFT sales potential aggregate of $70 million worth of NFTs that increasingly see a future for tokens that upend the economics of content creation and influence on the internet.

ADDITIONAL FINANCIAL & OPERATIONAL DATA

H1 FY 2022 Key Financials - WISeKey Group

(Million US$)	6 months ended June 30,
US GAAP	2022	2021
Operating loss as reported	(6.6)	(8.3)
Net income attributable to WISeKey as reported	2.4	(4.3)

Non-GAAP	2021	2020
Total revenue	12.6	9.9
Total gross profit	5.6	3.6
EBITDA	(6.5)	(7.7)
Adjusted EBITDA	(5.5)	(7.1)

	As at June 30, 2022	As at December 31, 2021
Total Cash and restricted cash	22.9	34.3

Consolidated Statements of Comprehensive Income/(Loss) [as reported]

	6 months ended June 30,	6 months ended June 30,
USD'000	2022 (unaudited)	2021 (unaudited)

Net sales	10,840	7,802
Cost of sales	(6,305)	(4,304)
Depreciation of production assets	240	(390)
Gross profit	4,775	3,108

Other operating income	33	114
Research & development expenses	(1,699)	(2,128)
Selling & marketing expenses	(3,556)	(3,227)
General & administrative expenses	(6,156)	(6,174)
Total operating expenses	(11,378)	(11,415)
Operating loss	(6,603)	(8,307)

Non-operating income	2,795	6,781
Debt conversion expense	(603)	—
Interest and amortization of debt discount	(134)	(455)
Non-operating expenses	(2,083)	(877)
Loss before income tax expense	(6,628)	(2,858)

Income tax income / (expense)	(1)	(1)
Loss from continuing operations, net	(6,629)	(2,859)

Discontinued operations:
Net sales from discontinued operations	1,805	2,142
Cost of sales from discontinued operations	(978)	(1,679)
Total operating and non-operating expenses from discontinued operations	(5,274)	(3,769)
Income tax recovery from discontinued operations	25	57
Gain on disposal of a business, net of tax on disposal	11,801	—
Income / (loss) on discontinued operations	7,379	(3,249)

Net income / (loss)	750	(6,108)

Less: Net income / (loss) attributable to noncontrolling interests	(1,685)	(1,767)
Net income / (loss) attributable to WISeKey International Holding AG	2,435	(4,341)

Earnings per share from continuing operations
Basic	(0.07)	(0.04)
Diluted	(0.07)	(0.04)
Earnings per share from discontinued operations
Basic	0.07	(0.05)
Diluted	0.07	(0.05)

Earning per share attributable to WISeKey International Holding AG
Basic	0.02	(0.07)
Diluted	0.02	(0.07)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(3,218)	(777)
Change in unrealized gains related to available-for-sale debt securities	—	(5,564)
Reclassifications out of the OCI arising during period	1,156	—
Defined benefit pension plans:
Net gain (loss) arising during period	90	140
Other comprehensive income / (loss)	(1,972)	(6,201)
Comprehensive income / (loss)	(1,222)	(12,309)

Other comprehensive income / (loss) attributable to noncontrolling interests	(969)	80
Other comprehensive income / (loss) attributable to WISeKey International Holding AG	(1,002)	(6,281)

Comprehensive income / (loss) attributable to noncontrolling interests	(2,655)	(1,687)
Comprehensive income / (loss) attributable to WISeKey International Holding AG	1,433	(10,622)

The notes are an integral part of our consolidated financial statements.

Consolidated Balance Sheets [as reported]

	As at June 30,	As at December 31,
USD'000	2022 (unaudited)	2021
ASSETS
Current assets
Cash and cash equivalents	22,818	34,201
Restricted cash, current	105	110
Accounts receivable, net of allowance for doubtful accounts	30,344	2,979
Notes receivable from employees and related parties	66	68
Inventories	4,189	2,710
Prepaid expenses	792	1,198
Current assets held for sale	—	689
Other current assets	927	555
Total current assets	59,241	42,510

Noncurrent assets
Notes receivable, noncurrent	182	190
Deferred income tax assets	1	1
Deferred tax credits	1,073	848
Property, plant and equipment net of accumulated depreciation	743	573
Intangible assets, net of accumulated amortization	103	105
Finance lease right-of-use assets	130	171
Operating lease right-of-use assets	2,661	2,941
Goodwill	8,317	8,317
Equity securities, at cost	460	501
Equity securities, at fair value	1	1
Noncurrent assets held for sale	—	32,391
Other noncurrent assets	241	256
Total noncurrent assets	13,912	46,295
TOTAL ASSETS	73,153	88,805

LIABILITIES
Current Liabilities
Accounts payable	13,482	14,786
Notes payable	4,193	4,206
Convertible note payable, current	800	—
Deferred revenue, current	199	92
Current portion of obligations under finance lease liabilities	4	55
Current portion of obligations under operating lease liabilities	567	595
Income tax payable	7	11
Current liabilities held for sale	—	4,567
Other current liabilities	331	439
Total current liabilities	19,583	24,751

Noncurrent liabilities
Bonds, mortgages and other long-term debt	393	458
Convertible note payable, noncurrent	31	9,049
Deferred revenue, noncurrent	37	100
Operating lease liabilities, noncurrent	2,197	2,468
Employee benefit plan obligation	4,669	4,769
Other deferred tax liabilities	59	62
Noncurrent liabilities held for sale	—	5,712
Other noncurrent liabilities	3	57
Total noncurrent liabilities	7,389	22,675
TOTAL LIABILITIES	26,972	47,426

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock - Class A	400	400
CHF 0.01 par value
Authorized - 40,021,988 and 40,021,988 shares
Issued and outstanding - 40,021,988 and 40,021,988 shares
Common stock - Class B	5,334	4,685
CHF 0.05 par value
Authorized - 144,589,261 and 138,058,468
Issued - 100,294,518 and 88,120,054
Outstanding - 99,837,254 and 80,918,390
Treasury stock, at cost (457,264 and 7,201,664 shares held)	(371)	(636)
Additional paid-in capital	277,376	268,199
Accumulated other comprehensive income / (loss)	1,312	1,407
Accumulated deficit	(235,724)	(238,160)
Total shareholders' equity attributable to WISeKey shareholders	48,327	35,895
Noncontrolling interests in consolidated subsidiaries	(2,146)	5,484
Total shareholders' equity	46,181	41,379
TOTAL LIABILITIES AND EQUITY	73,153	88,805

The notes are an integral part of our consolidated financial statements.

Non-GAAP Financial Measures

In managing WISeKey's business on a consolidated basis, WISeKey management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting WISeKey’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses related to acquisitions and share-based compensation expense, which may obscure trends in WISeKey's underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance and allows for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in WISeKey’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided in the financial statements portion of this release in a schedule entitled “Financial Reconciliation of GAAP to non-GAAP Results (unaudited).”

Non-GAAP to GAAP Reconciliations

Financial Reconciliation of GAAP to non-GAAP Results (unaudited)	6 months to June 30,	6 months to June 30,
(Million US$)	2022	2021
Net sales as reported	10.8	7.8
Net sales from discontinued operations as reported	1.8	2.1
Total revenue	12.6	9.9
Gross profit as reported	4.8	3.1
Gross profit from discontinued operations as reported	0.8	0.5
Total gross profit	5.6	3.6
Operating loss as reported	(6.6)	(8.3)
Non-GAAP adjustments from continuing operations:
Depreciation expense	0.1	0.5
Amortization expense on intangibles	—	0.1
EBITDA	(6.5)	(7.7)
Non-GAAP adjustments from continuing operations:
Expenses settled in equity	0.1	—
M&A-related legal fees	0.8	0.6
M&A-related professional fees	0.1	—
Adjusted EBITDA	(5.5)	(7.1)

GAAP to Non-GAAP Cash and Cash Equivalents

(Million US$)	As at June 30, 2022	As at December 31, 2021
Cash and cash equivalents as reported	22.8	34.2
Restricted cash, current as reported	0.1	0.1
Total Cash and restricted cash	22.9	34.3
* Rounded up

About WISeKey:

WISeKey (NASDAQ: WKEY / SIX Swiss Exchange: WIHN) is a leading global cybersecurity platform company currently deploying large scale digital identity ecosystems for people and objects respecting the Human as the Fulcrum of the Internet. The WISeKey IoT technology stack includes a range of technologies such as Semiconductors, eIDs, Blockchain, NFTs, Post Quantum, Pico Satellites and Trust acting seamlessly as a platform which secures the simple connection of objects to the Internet to the most complex applications that use these connected objects, the data they gather and communicate and the different steps needed to power these applications.

The WISeKey Semiconductors Secures the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an installed base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, NFTs, smart lighting, servers, computers, mobile phones, crypto tokens etc.)

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.